EXHIBIT 99.1

Empire Petroleum Corporation Announces Acquisition

of Texas Oil and Gas Assets

•	Acquires Pardus Oil & Gas LLC upstream assets in East Texas along with Pardus’ partnership interest in operating subsidiary
•	Addition of ~30,397 held by production acreage; production of ~400 BOEPD
•	Acquires Pardus Oil & Gas Operating, LP’s midstream assets

TULSA, Okla.–(BUSINESS WIRE)–Empire Petroleum Corporation (“Empire”) (OTCQB:EMPR) announced today that it has acquired producing oil and gas assets and related midstream assets located in Houston, Madison, and Leon Counties in Texas through its wholly owned subsidiary, Empire Texas LLC (“Empire Texas”). The assets were acquired from Pardus Oil & Gas, LLC and Pardus Oil & Gas Operating GP, LLC (“Sellers”), in a transaction that has been previously reported by Empire in its filings with the Securities and Exchange Commission.

In connection with the acquisition of the Seller’s assets, Empire Texas entered into a contingency value payment (“CVP”) with the Sellers in lieu of a closing cash payment. The quarterly CVP is based upon incremental oil production over a certain minimum level of daily average production from the Sellers’ assets, and an average realized oil price of $40 or more per barrel of oil through December 31, 2022.

The acquired producing assets are comprised of 139 gross oil and gas wells with multiple stacked-pay formations in north east Eagle Ford and encompasses approximately 30,397 net acres of leasehold, of which approximately 18,000 net acres comprise the Ft. Trinidad Field. The properties are characterized by approximately 91% working interest and 83% net revenue interests, and have been recently producing over 400 BOEPD (Barrels of Oil Equivalent per Day) primarily from the Woodbine, Buda, Georgetown, and Edwards formations. Empire Texas will operate the wells and initially utilize a transition services agreement with the Sellers’ highly qualified existing team.

In addition, Empire Texas acquired related midstream assets at Ft. Trinidad which consists of approximately 77 miles of gathering lines, pipelines, and related facilities and equipment. These midstream assets will allow Empire to control the marketing of its produced natural gas and natural gas liquids, as well as optimize the operations of its oil production. The system also has ample surplus capacity to accommodate future growth in the area.

“We believe the Ft. Trinidad Field has tremendous stacked pay potential and a significant resource base,” stated Mike Morrisett, President. “In our view, these assets, including proprietary 3D seismic data and an extensive library of geological and geophysical analysis, combined with a better outlook for oil pricing coming off of the unprecedented Covid-19 slow down, will significantly expand Empire’s inventory of growth opportunities.”

CEO Tommy Pritchard added, “This acquisition continues our disciplined growth strategy to acquire, at the right price, and manage mature producing oil properties with predictable, long life production. These assets have abundant subsurface well control to enable us in the future to reduce geologic risk, and a proprietary 3D seismic survey over the substantial portion of the acquired acreage confirms natural fracturing across the field. The pipeline of growth opportunities for Empire remains robust and we are currently evaluating deal flow with a focus on building scale in several conventional properties.”

About Empire Petroleum Corporation

Empire Petroleum Corporation is a publicly-traded, Tulsa-based oil and gas company with current producing assets in Texas, Louisiana, North Dakota and Montana. Management is focused on targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. Empire looks for assets where its operational team can deploy rigorous field/well management techniques to reduce unit operating costs and improve margins while optimizing production.

FORWARD LOOKING STATEMENTS

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that Empire expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Empire, see Empire’s Form 10-K for the fiscal year ended December 31, 2019.

Contacts
Tommy Pritchard, CEO
Mike Morrisett, President

539-444-8002